Exhibit 99.1

Arcutis Announces Appointment of Terrie Curran to Board of Directors

Westlake Village, CA, Nov. 4, 2020 – Arcutis Biotherapeutics, Inc. (Nasdaq: ARQT), a medical dermatology company developing innovative treatments for patients with immune-mediated dermatological diseases and conditions, today announced that Terrie Curran has been appointed to the Arcutis Board of Directors effective Nov. 2, 2020, and that Alexander Asam, Ph.D. has decided to step down from the Board.

“We are tremendously grateful for Alexander’s contributions to Arcutis,” commented Patrick Heron, Chairman of the Arcutis Board of Directors. “His thoughtful counsel and leadership were instrumental in our recent progress, particularly our two recent very successful public financings. While we will miss his guidance, we wish him well in his future endeavors.”

“We are absolutely delighted to welcome Terrie to the Arcutis Board,” said Frank Watanabe, Arcutis’ President and Chief Executive Officer. “She is an exceptionally talented biopharmaceutical executive with over 20 years of industry experience in product commercialization. With her extensive experience launching and successfully commercializing innovative products in the dermatology segment, she is uniquely positioned to help Arcutis in its next stage of development, particularly in light of the upcoming data from our pivotal Phase 3 trials and potential NDA submission next year.”

“I am delighted to join the Arcutis board at this exciting time,” said Terrie Curran. “The Company’s lead product candidate, topical roflumilast, has the potential to become the standard of care for plaque psoriasis, atopic dermatitis, scalp psoriasis, and seborrheic dermatitis. I look forward to contributing my expertise, specifically with commercialization planning and execution, to help them build a leading dermatology company.”

Ms. Curran is CEO and President at Phathom Pharmaceuticals (Nasdaq: PHAT), a late clinical-stage biopharmaceutical company focused on developing and commercializing new treatments for gastrointestinal diseases. Prior to this, she was the former President, Global Inflammation and Immunology (I&I) Franchise and member of the Executive Committee at Celgene. She joined Celgene in 2013 as the U.S. Commercial Head of the I&I Franchise and built the capabilities and recruited the teams that executed the successful launch of OTEZLA® for moderate-to-severe plaque psoriasis. Prior to joining Celgene, she served as Senior Vice President and General Manager, Global Women’s Health at Merck & Co. Ms. Curran holds graduate and bachelor’s degrees from the University of Technology Sydney.

About Arcutis - Bioscience, applied to the skin.

Arcutis Biotherapeutics, Inc. (Nasdaq: ARQT) is a medical dermatology company developing innovative treatments for patients with immune-mediated dermatological diseases and conditions. The Company is leveraging recent advances in immunology and inflammation to develop differentiated therapies against biologically validated targets to solve persistent treatment challenges in serious diseases of the skin. Arcutis’ robust pipeline includes four novel drug candidates currently in development for a range of inflammatory dermatological conditions. The Company’s lead product candidate, topical roflumilast, has the potential to become the standard of care for plaque psoriasis, atopic dermatitis, scalp psoriasis, and seborrheic dermatitis. For more information, visit www.arcutis.com or follow the company on LinkedIn and Twitter.

Forward Looking Statements

This press release contains “forward-looking” statements, including, among others, statements regarding data from the pivotal Phase 3 trials; the potential NDA submission next year; the potential for topical roflumilast to become the standard of care for plaque psoriasis, atopic dermatitis, scalp psoriasis, and seborrheic dermatitis; and the potential for Arcutis to become a leading dermatology company. These statements involve substantial known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements and you should not place undue reliance on our forward-looking statements. Risks and uncertainties that may cause our actual results to differ include risks inherent in the clinical development process and regulatory approval process, the timing of regulatory filings, and our ability to defend our intellectual property. For a further description of the risks and uncertainties applicable to our business, see the “Risk Factors” section of our Form 10-Q filed with U.S. Securities and Exchange Commission (SEC) on August 11, 2020, as well as any subsequent filings with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Investors and Media:

Heather Rowe Armstrong

Vice President, Investor Relations & Corporate Communications

harmstrong@arcutis.com

805-418-5006, Ext. 740

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